Exhibit 99.1

For Immediate Release

DIGITAL ALLY, INC. ANNOUNCES FIRST QUARTER

OPERATING RESULTS

REVENUE INCREASES 11% RELATIVE TO FOURTH QUARTER OF 2013

LENEXA, Kansas (May 14, 2014) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced its operating results for the first quarter of 2014. An investor conference call is scheduled for 11:15 a.m. EDT tomorrow, May 15, 2014 (see details below).

First Quarter Highlights

●	Total revenue approximated $3.9 million in the most recent quarter, which represented a decrease of 18% from the prior-year quarter and an increase of 11% relative to the fourth quarter of 2013.

●	Gross profit margin improved to 59.4% of total revenue, compared with 49.9% in the fourth quarter of 2013, 54.0% in the third quarter of 2013, 60.1% in the second quarter of 2013, and 60.6% in the first quarter of 2013.

●	Selling, general and administrative expenses increased 6% from year-earlier levels, but decreased 14% when compared with the fourth quarter of 2013.

●	The Company reported an operating loss of ($546,152), compared with operating income of $181,417 a year earlier. However, the operating loss in the most recent quarter improved 65% relative to a fourth quarter 2013 operating loss of ($1,573,958).

●	A net loss of ($871,499), or ($0.39) per share, was posted in the quarter ended March 31, 2013, an improvement of 47% when compared with a net loss of ($1,638,649), or ($0.74) per share in the fourth quarter of 2013. During the first quarter of 2014, the Company recorded a one-time charge of $224,438 related to senior convertible note issuance expenses. In the prior-year quarter, the Company reported net income of $113,695, or $0.05 per diluted share.

●	On a non-GAAP basis, the Company reduced its adjusted net loss by 73% to ($301,152), or ($0.13) per share, when compared with a non-GAAP adjusted net loss of ($1,116,204), or ($0.50) per share, in the three months ended December 31, 2013. The Company reported non-GAAP net income of $393,552, or $0.19 per diluted share, in the first quarter of 2013.

●	Shipments of the new DVM-800 digital in-car video system, which was introduced in the fourth quarter of 2013, accounted for 27% of the Company’s total sales in the first quarter of 2014.

●	In March 2014, the Company completed a $2.0 million financing through a senior secured convertible note offering.

Management Comments

“We are pleased with the improvement in sales and gross profit margins, along with the significant reduction in net operating loss during the first quarter, relative to the fourth quarter of 2013, and we foresee continued progress during the balance of the year as our newly released, higher-margin products gain traction in the marketplace,” stated Stanton Ross, Chief Executive Officer of Digital Ally, Inc. “The new DVM-800 in-car video system, which was introduced in December 2013, generated 27% of our total sales in the first quarter of 2014. This positions the DVM-800 as our second-leading product in terms of sales, behind only our legacy DVM-500Plus system, which generated 28% of first quarter revenue.”

“Although the FirstVU HD body camera was responsible for only 4% of sales in the most recent quarter, it continues to gain traction and is the subject of several large bids for over 1,000 units each. Customer feedback on the FirstVU HD has been very positive, and we are optimistic that many of the outstanding bids will convert into sales contracts during the balance of 2014. Currently, we are developing a cloud-based solution for this product that we expect to introduce to the market this summer. The availability of cloud hosting, storage, and retrieval should elevate the appeal of the FirstVU HD within a number of large law enforcement agencies that desire such capabilities.”

“Domestically, sales to law enforcement agencies improved by approximately $800,000, sequentially, from the fourth quarter of 2013 to the first quarter of 2014,” continued Ross. “We believe that the disruption caused by the federal government budget sequester in 2013 has largely been mitigated, while positive developments in our patent litigation with Utility Associates, Inc. have alleviated some customer confusion in recent months. These two factors appear to be playing an important role in boosting sales to our law enforcement customers.”

“First quarter sales would have been stronger if a significant statewide contract had not been delayed due to funding issues that caused product shipments to shift from the first quarter to the second quarter of 2014 and beyond. We are confident that our products will be fully deployed by law enforcement agencies in this state, albeit at a slower pace than previously expected.”

“Overall, we were able to reduce our selling, general and administrative expenses by $456,000 in the first quarter of 2014, relative to the fourth quarter of 2013. R&D expenses are being scaled back without restricting our ability to move forward with planned new product development programs, now that we have completed the DVM-800 and FirstVU HD development projects. We plan to launch several key products in 2014, including the VuLink, and to introduce certain options and added features for the DVM-800 and FirstVU HD. Nonetheless, we expect R&D expenses to continue to decline during the balance of the year.”

“In closing, we are encouraged by a number of improving trends in the first quarter and look forward to further progress in the year ending December 31, 2014,” concluded Ross.

First Quarter Results

For the three months ended March 31, 2014, the Company’s total revenue decreased 18% to approximately $3.9 million, compared with revenue of approximately $4.8 million in the first quarter of the previous year. However, first quarter revenue improved 11% relative to $3.5 million in the fourth quarter of 2013, and the Company believes first quarter 2014 sales would have been higher had a large state contract customer not encountered funding issues that delayed its purchases to later quarters in 2014. International revenue declined to $20,509 (1% of total revenue) in the first quarter of 2014, versus $80,814 (2% of total revenue) in the prior-year period.

Gross profit declined 20% to $2,320,939 (59.4% of revenue) in the three months ended March 31, 2014, versus $2,895,927 (60.6% of revenue) in the first quarter of 2013. Management’s goal is to improve gross profit margins to 60% of revenue, or higher, during the balance of 2014, partly in response to growing demand for new higher-margin products, including the DVM-800 and the FirstVU HD. These two new products accounted for 31% of total sales in the most recent quarter, versus 0% in the prior-year quarter.

Selling, General and Administrative (“SG&A”) expenses increased 6% to $2,867,091 in the most recent quarter, versus $2,714,510 a year earlier. Research and Development costs rose 8%, reflecting spending on several development projects that are nearing completion. Selling, advertising and promotional expense rose 6% due to the Company increasing the size of its domestic sales force during the second half of 2013 in order to improve geographical coverage, resulting in higher total salaries and commission expense. In addition, the Company increased the funds allocated to advertising and other marketing initiatives designed to help penetrate new commercial markets for the DVM-250 and develop awareness of the DVM-800 in the law enforcement channel. Stock-based compensation expense increased 26%, primarily due to the amortization of restricted stock granted to the Company’s officers and other employees in 2014. Professional fees and related expenses rose 9%, primarily attributable to higher litigation expenses. Executive, sales and administrative staff payroll expenses increased 11%, primarily due to the addition of technical support staff required to handle field inquiries and installation matters, in light of an expanding installed customer base and the introduction of new products.

The Company reported an operating loss of ($546,152) for the three months ended March 31, 2014, compared with operating income of $181,417 in the corresponding period in 2013.

Net interest and other expense increased 380% to $325,347 in the three months ended March 31, 2014, from $67,722 in the first quarter of 2013. Included in the first quarter of 2014 was a one-time charge of $224,438 related to senior convertible note issuance costs.

The Company reported a first quarter 2014 net loss of ($871,499), or ($0.39) per share, compared with prior-year net income of $113,695, or $0.05 per diluted share, and a net loss of ($1,638,649), or ($0.74) per share, in the fourth quarter of 2013. The loss in the first quarter 2014 included a one-time charge of $224,438 related to secured convertible note issuance expenses. No income tax provision or benefit was recorded in the first quarters of either 2014 or 2013. The Company expects to continue to maintain a full valuation allowance on its deferred tax assets, including net operating loss carry forwards, until it determines that it can sustain a level of profitability that demonstrates its ability to realize such assets.

On a non-GAAP basis, the Company reported an adjusted net loss (before, depreciation, amortization, interest expense, litigation-related expenses and stock-based compensation), a non-GAAP financial measure, of ($301,152), or ($0.13) per share, for the three months ended March 31, 2014, versus an adjusted net profit of $393,552, or $0.19 per diluted share, in the three months ended March 31, 2013, and an adjusted net loss of ($1,116,204), or ($0.50) per share, in the three months ended December 31, 2013. (Non-GAAP adjusted net income is described in greater detail in a table at the end of this press release).

Non-GAAP Financial Measures

Digital Ally, Inc. has provided financial information in this release that has not been prepared in accordance with GAAP. This information includes non-GAAP adjusted net income (loss). Digital Ally uses such non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Digital Ally’s ongoing operational performance. Digital Ally believes that the use of these non-GAAP financial measures provides an additional tool for investors to evaluate ongoing operating results and trends and in comparing its financial measures with other companies in Digital Ally’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures discussed above exclude certain non-cash and/or non-recurring expenses/income including: (1) income tax expense/benefit, (2) depreciation and amortization expense, (3) net interest expense, (4) share-based compensation expense, and (5) secured convertible note payable issuance expenses.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. Eastern Daylight Time (EST) tomorrow, May 15, 2014, to discuss its operating results for the quarter ended March 31, 2014, along with other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 877-374-8416 (international/local participants dial 412-317-6716) and asking to be connected to the “Digital Ally Conference Call” a few minutes before 11:15 a.m. Eastern Time on May 15, 2014.

A replay of the conference call will be available one hour after the completion of the conference call from May 15, 2014 until 9:00 a.m. on July 16, 2014 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID# 10046379.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial applications. The Company’s primary focus is digital video imaging and storage. For additional information, visit www.digitalallyinc.com.

The Company is headquartered in Lenexa, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to improve its revenues and operating results in 2014 given the current economic environment; its ability to generate sufficient positive cash flow to pay its senior secured convertible note and subordinated debt as required; whether it will be able to achieve improved production and other efficiencies to increase its gross and operating margins; whether the federal economic stimulus funding for law enforcement agencies will have a positive impact on the Company’s revenue; the Company’s ability to deliver its new product offerings, including the FirstVU HD and DVM-800, as scheduled, obtain the required components and products on a timely basis, and have them perform as planned; its ability to maintain or expand its share of the markets in which it competes, including those outside the law enforcement industry; whether there will be a commercial market, domestically and internationally, for one or more of its new products, including the FirstVU HD and DVM-800; whether the interest shown in the Company’s newer products will translate into sales of such products; whether the FirstVU HD and DVM-800 will continue to generate an increasing portion of its total sales; whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; whether and the extent to which the new patents allowed by the US Patent Office will give the Company effective, enforceable protection of the intellectual property contained in its products in the marketplace; the outcomes of the Company’s litigation with various parties; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2013 and its quarterly report on Form 10-Q for the three months ended March 31, 2014, as filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO at (913) 814-7774

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

MARCH 31, 2014 AND DECEMBER 31, 2013

	March 31, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,374,935	$454,978
Accounts receivable-trade, less allowance for doubtful accounts of $55,033 – 2014 and $55,033 – 2013	2,193,433	1,835,780
Accounts receivable-other	106,575	153,563
Inventories	8,183,706	8,046,471
Prepaid expenses	437,720	402,823

Total current assets	12,296,369	10,893,615

Furniture, fixtures and equipment	4,599,953	4,559,504
Less accumulated depreciation and amortization	3,690,924	3,621,432
	909,029	938,072

Restricted cash	662,500	662,500
Intangible assets, net	302,709	267,281
Other assets	253,891	245,045

Total assets	$14,424,498	$13,006,513

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,551,565	$1,441,151
Accrued expenses	1,335,257	1,471,458
Secured convertible note payable-current	666,667	—
Warrant derivative liability	355,873	—
Capital lease obligation-current	92,683	91,279
Deferred revenue-current	29,596	6,000
Income taxes payable	8,585	8,615
Customer deposits	1,878	1,878

Total current liabilities	4,042,104	3,020,381

Long-term liabilities:
Subordinated note payable-long-term, net of discount of $154,523 – 2014 and $187,634 – 2013..	2,345,477	2,312,366
Secured convertible note payable-long-term, net of discount of $353,638 – 2014 and $0 – 2013	979,695	—
Litigation accrual-long term	530,000	530,000
Deferred revenue-long term	171,600	24,000
Capital lease obligation-long term	41,497	64,989
Total long term liabilities	4,068,269	2,931,355

Commitments and contingencies

Common stock, $0.001 par value; 9,375,000 shares authorized; shares issued: 2,359,071 – 2014 and 2,284,048 – 2013	2,359	2,284
Additional paid in capital	25,085,992	24,955,220
Treasury stock, at cost (shares: 63,518 – 2014 and 63,518 - 2013)	(2,157,226)	(2,157,226)
Accumulated deficit	(16,617,000)	(15,745,501)

Total stockholders’ equity	6,314,125	7,054,777

Total liabilities and stockholders’ equity	$14,424,498	$13,006,513

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON

FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 2014 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED

MARCH 31, 2014 AND 2013
(Unaudited)

	Three Months ended March 31,
	2014	2013

Product revenue	$3,781,128	$4,513,792
Other revenue	127,213	266,757
Total revenue	3,908,341	4,780,549
Cost of revenue	1,587,402	1,884,622
Gross profit	2,320,939	2,895,927
Selling, general and administrative expenses:
Research and development expense	855,249	794,162
Selling, advertising and promotional expense	607,144	574,439
Stock-based compensation expense	130,847	103,492
General and administrative expense	1,273,851	1,242,417
Total selling, general and administrative expenses	2,867,091	2,714,510
Operating income (loss)	(546,152)	181,417

Interest income	2,514	3,183
Interest expense	(99,812)	(70,905)
Secured convertible note payable issuance expenses	(224,438)	—
Other expense	(3,611)	—

Income (loss) before income tax expense	(871,499)	113,695
Income tax expense	—	—

Net income (loss)	$(871,499)	$113,695

Net income (loss) per share information:
Basic	$(0.39)	$.06
Diluted	$(0.39)	$.05

Weighted average shares outstanding:
Basic	2,252,571	2,064,328
Diluted	2,252,571	2,073,708

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON

FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 2014 FILED WITH THE SEC)

DIGITAL ALLY, INC.

RECONCILIATION OF NET INCOME (LOSS) TO
NON-GAAP ADJUSTED NET INCOME (LOSS)

FOR THE THREE MONTHS ENDED

MARCH 31, 2014 AND 2013

(unaudited)

	Three Months Ended March 31,
	2014	2013

Net income (loss)	$(871,499)	$113,695

Non-GAAP adjustments:
Stock-based compensation	130,847	103,492
Depreciation and amortization	115,250	105,460
Interest expense	99,812	70,905
Secured convertible note payable issuance expenses	224,438	—
Non-GAAP adjustments, net	570,347	279,857

Non-GAAP adjusted net income (loss)	$(301,152)	$393,552

Non-GAAP adjusted net loss per share information:
Basic	$(0.13)	$0.19
Diluted	$(0.13)	$0.19

Weighted average shares outstanding:
Basic	2,252,571	2,064,328
Diluted	2,252,571	2,073,708

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 2014 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2014 AND 2013
(Unaudited)

	2014	2013

Cash Flows From Operating Activities:
Net income (loss)	$(871,499)	$113,695
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	115,250	105,460
Secured convertible note payable issuance expenses	224,438	—
Stock based compensation	130,847	103,492
Provision for inventory obsolescence	31,618	(53,212)
Provision for doubtful accounts receivable	—	(10,160)
Change in assets and liabilities:
(Increase) decrease in:
Accounts receivable - trade	(357,653)	719,797
Accounts receivable - other	46,988	(38,491)
Inventories	(168,853)	(307,581)
Notes receivable - current	—	(65,000)
Prepaid expenses	(41,403)	(196,904)
Other assets	(8,846)	(10,736)
Increase (decrease) in:
Accounts payable	110,414	(574,410)
Accrued expenses	(136,201)	87,544
Income taxes payable	(30)	(900)
Unearned income	171,196	—

Net cash used in operating activities	(753,734)	(127,406)

Cash Flows from Investing Activities:
Purchases of furniture, fixtures and equipment	(40,449)	(162,180)
Additions to intangible assets	(39,333)	(2,605)
Net cash used in investing activities	(79,782)	(164,785)
Cash Flows from Financing Activities::
Proceeds from secured convertible note payable	2,000,000	—
Debt issuance expenses for secured convertible note payable	(224,438)	—
Payments on capital lease obligation	(22,089)	(16,236)
Net cash provided by (used) in financing activities	1,753,473	(16,236)

Net increase (decrease) in cash and cash equivalents	919,957	(308,427)
Cash and cash equivalents, beginning of period	454,978	703,172

Cash and cash equivalents, end of period	$1,374,935	$394,745

Supplemental disclosures of cash flow information:
Cash payments for interest	$55,938	$53,896
Cash payments for income taxes	$10,030	$1,175

Supplemental disclosures of non-cash investing and financing activities:
Issuance of common stock purchase warrants for new secured note payable	$355,873	$—

Restricted common stock grant	$75	$—

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 2014 FILED WITH THE SEC)